Exhibit 99.1
Wave Systems Announces Receipt of NASDAQ Notice of Non-Compliance

Lee, MA-July 17, 2015-Wave Systems Corp. (NASDAQ: WAVX) today announced that the Listing Qualifications Staff of The NASDAQ Stock Market LLC has provided notice to the Company that, based upon the Company’s continued non-compliance with the minimum $1.00 bid price requirement, as set forth in NASDAQ Listing Rule 5550(a)(2), as of July 14, 2015, the Company’s common shares would be subject to delisting from NASDAQ effective July 27, 2015 unless the Company timely requests a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”).

The Company is considering its options with respect to a plan to regain and sustain compliance with the applicable NASDAQ listing criteria and the presentation of such plan at a hearing before the Panel. The Company’s common shares will remain listed on NASDAQ pending any such hearing and the expiration of any extension granted by the Panel following the hearing. There can be no assurance that the Panel would grant the Company’s request for continued listing on NASDAQ.

About Wave Systems
Wave Systems Corp. reduces the complexity, cost and uncertainty of authentication and data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves. Wave is a leading expert in this growing trend and is leading the way with first-to-market solutions and helped shape standards through its board seat on the Trusted Computing Group.

Safe Harbor for Forward-Looking Statements
This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; and (iv) the company’s ability to retain its listing on the Nasdaq Capital Market. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Wave assumes no duty to and does not undertake to update forward-looking statements.
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Wave Systems Corp.	Investor Relations
Walter A. Shephard, CFO	David Collins, Chris Eddy
(413) 243-1600	(212) 924-9800
investors@wave.com	wavx@catalyst-ir.com